As filed with the Securities and Exchange Commission on December 1, 2010
Registration No. 333-65438
Registration No. 333-134720

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION
STATEMENT NO. 333-65438
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION
STATEMENT NO. 333-134720
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LSB CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-3557612
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
(Address of Principal Executive Offices, Including Zip Code)
LSB Corporation 2006 Stock Option and Incentive Plan
Lawrence Savings Bank 1986 Stock Option Plan
Lawrence Savings Bank 1997 Stock Option Plan
(Full Titles of the Plans)

Eric J. Appellof
c/o LSB Corporation
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company
(Do not check if a smaller reporting company)

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):
     Registration Statement 333-65438 registering 286,530 shares of common stock, $0.10 par value per share (the “Common Stock”), of LSB Corporation (the “Company”) for the Company’s Lawrence Savings Bank 1986 Stock Option Plan and 427,650 shares of Common Stock of the Company for the Company’s Lawrence Savings Bank 1997 Stock Option Plan; and
     Registration Statement 333-134720 registering 400,000 shares of Common Stock of the Company for the Company’s LSB Corporation 2006 Stock Option and Incentive Plan.
     On November 30, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2010, by and among the Company, People’s United Financial, Inc. (the “Buyer”), People’s United Bank, Bridgeport Merger Corporation (the “Merger Sub”) and River Bank, Merger Sub merged with and into the Company, with the Company being the surviving corporation (the “Merger”). As a result of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive $21.00 per share in cash, without interest and less any applicable withholding tax.
     As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on this 1st day of December, 2010.

LSB CORPORATION

By:	/s/ Eric J. Appellof

Name:	Eric J. Appellof
Title:	President
Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.
[Signature Page to S-8 POS]